Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact:	Media Contact:
	Kathryn Huang Hadley	Scott Blevins
	Overstock.com, Inc.	Overstock.com, Inc.
	+1 (801) 947-3282	+1 (801) 947-3133
	khuang@overstock.com	sblevins@overstock.com

Overstock.com, Inc.  Announces Closing of
Auction-Based
Common Stock Offering

SALT LAKE CITY, May 18, 2004 — Overstock.com, Inc. (NASDAQ: OSTK) today announced the closing of its auction-based underwritten public offering of 1,200,000 shares of common stock at a price of $30.50 per share.  The offering was made under the Company’s existing shelf registration statement, and resulted in gross proceeds to the Company of approximately $36.6 million, and net proceeds, before certain expenses of the offering, of approximately $35.3 million.  The underwriters have an option to purchase up to an additional 100,000 shares to cover over-allotments, if any.

WR Hambrecht + Co LLC acted as the sole book-running manager.  JMP Securities LLC acted as co-lead manager.  The offering was made through WR Hambrecht + Co’s OpenFollowOnsm auction process.

Overstock anticipates using the net proceeds of the offering primarily for general corporate purposes and working capital requirements, including sales and marketing activities and inventory purchases.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities.  A final prospectus supplement relating to these securities has been filed with the Securities and Exchange Commission.  The securities may be sold only by means of the final prospectus supplement and the accompanying prospectus, copies of which may be obtained from WR Hambrecht + Co LLC,539 Bryant St., San Francisco, California, 94107, (415) 551-8600 or from JMP Securities LLC, One Embarcadero Center, Suite 2100, San Francisco, California 94111, (415) 835-8900.

About Overstock.com

Overstock.com Inc. is an online “closeout” retailer offering discount, brand-name merchandise for sale over the Internet.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel.  Overstock.com is a publicly traded company listed on the NASDAQ National Market System, headquartered in Salt Lake City, and can be found online at www.overstock.com.

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Overstock.com is a registered trademark of Overstock.com, Inc. All other trademarks are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding our anticipated receipt of the proceeds of the offering as described herein and our intentions regarding the uses of the net proceeds of the offering.  These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ from those anticipated, including, but not limited to, the risks identified in our Form 10- K for the year ended December 31, 2003, our Form 10-Q for the quarter ended March 31, 2004, our prospectus dated March 8, 2004, our prospectus supplement dated May 13, 2004 filed with the SEC on May 14, 2004 pursuant to Rule 424(b)(2) and all of our subsequent filings with the Securities and Exchange Commission, which identify important factors that could cause the actual results to differ materially from those contained in our forward-looking statements.